8% PROMISSORY NOTE

$1,680,000	February 27, 2006

FOR VALUE RECEIVED, YouthStream Acquisition Corp. (the “Debtor”) promises to pay to the order of ATACAMA CAPITAL HOLDINGS, LTD. (the "Holder"), or registered assigns, the principal amount of ONE MILLION SIX HUNDRED EIGHTY THOUSAND AND 00/100 ($1,680,000) DOLLARS on February 27, 2007 (such date, as same may be accelerated in accordance with the terms hereof, is referred to herein as the "Maturity Date"), with simple interest accruing thereon at a rate per annum of eight percent (8%) (computed on the basis of actual calendar days outstanding using a 360-day year basis), which interest shall also be payable on the Maturity Date. This Note is one of two promissory notes issued pursuant to that certain letter agreement dated April 11, 2006 and effective February 27, 2006 (the “Letter Agreement Notes”).

Any one or more of the following shall constitute an “Event of Default” as the term is used herein:

(a) the Debtor defaults in the payment of interest or principal hereunder for more than five (5) Business Days after the same becomes due and payable; or

(b) an event of default occurs under that certain Note Purchase Agreement dated February 25, 2005 by and among the Debtor, the Holder, KES Holdings, LLC and YouthStream Media Networks, Inc., which is not cured under applicable grace periods thereunder; or

(c)  an event of default occurs under the Letter Agreement Note issued in favor of KES Holdings, LLC, which is not otherwise cured under applicable grace periods thereunder; or

(d) the Debtor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(e) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Debtor a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Debtor, or any such petition shall be filed against the Debtor and such petition shall not be dismissed within ninety (90) days.

In case of any Event of Default then, at the option of the legal holder hereof, the entire unpaid principal balance of this Note, together with all accrued interest thereon, shall forthwith become due and payable upon written notice.

The Debtor shall have the right to prepay this Note in full or in part at any time and from time to time, without premium or penalty.

No waiver or modification of this Note shall be effective unless it is express, in writing and signed by the party against whom enforcement is sought

This Note shall be construed and enforced in accordance with, and the rights of the issuer and Holder hereof shall be governed by, the law of the State of Delaware excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

The Holder shall not sell, assign or otherwise transfer, in whole or in part, this Note or any interest that they have herein.

YOUTHSTREAM ACQUISITION CORP.

By:     /S/ ROBERT N. WEINGARTEN
Name: Robert N. Weingarten
Title: Chief Financial Officer